EXHIBIT (j)
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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 33-25137 of The Bradford Funds, Inc., The Bradford Money Fund of our report dated January 14, 2000, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Miscellaneous" in the Statement of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP
Nashville, Tennessee
April 26, 2000